Exhibit 99.1

AspenBio Pharma Announces Second Quarter Results and Corporate Updates

CASTLE ROCK, CO., August 16, 2006 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, announced today results for the second quarter ended June 30, 2006.

The second quarter was highlighted by the achievement of a number of significant milestones as AspenBio Pharma advanced development of several key products. The company has:

•	Progressed substantially in the final development of the company’s SurBred™ bovine open cow test. The company has entered large-scale beta testing and initiated product development modifications of the lead prototypes that, if successful, will culminate with conducting the large-scale field trial as provided under the original requirements of the company’s worldwide marketing agreement with Merial.

•	Due to both accelerated development and excellent field results the company has obtained with its bovine LH drug, StayBred,™ it has implemented an aggressive plan to initiate official FDA filing a year ahead of the previously announced schedule. This is the company’s largest potential single-chain drug with a U.S. market potential exceeding $200 million annually. During the last several months the company conducted limited field trials with positive results, and these research trials have demonstrated StayBred™ to be effective in maintaining pregnancy. The company regularly conducts trials that continue to enhance its knowledge of this exciting and effective drug. Expanded our patent applications associated with this technology.

•	Advanced the development of the company’s second largest market potential single-chain drug (of those in development presently), BoviPure FSH™ (with a market potential of over $25 million annually) and have proven its potentially revolutionary efficacy in initial pilot field trials. These initial research studies have indicated that the new single-chain version of bFSH may effectively super-ovulate cows with a single-dose versus eight injections currently required by conventional FSH drugs in use throughout the world. The company continues to accelerate development and testing of BoviPure FSH™, with on-going field research trials to determine effective dose level and optimum protocols for use. While the initial results are exciting, additional trials are needed and ongoing.

•	Signed an exclusive agreement with Bioniche Animal Health, an experienced reproduction sales leader in the U.S. equine reproduction market, to sell and promote EquiPure LH™ reagent sales for the 2007 equine breeding season (commencing in the fourth quarter of 2006).

•	Advanced the development of its unique blood-based human appendicitis test. Increased dedicated staffing associated with development of this technology. Limited trials and lab tests continue to show early promise as an accurate indicator of appendicitis. There is no known effective appendicitis diagnostic test available on the market in the United States or internationally. Expanded and broadened our patent applications.

•	Built a large and growing base of appendicitis clinical trial patients with over 350 patients enrolled, with blood characterization studies underway involving approximately 2,000 individual patient samples. These ongoing studies are being used in the development of this breakthrough human appendicitis blood test.

•	The company has also advanced the process of locating, qualifying and determining a cGMP manufacturer acceptable to produce large batches of recombinant single-chain products anticipated to be sold as drugs following FDA approval. Management is engaged in negotiations and anticipates entering into an agreement with this new cGMP manufacturer before the end of this year.

•	AspenBio Pharma continues to field inquiries from prospective worldwide marketing partners including some who are conducting initial product and marketing due diligence and discussions regarding possible licensing or marketing of certain of AspenBio Pharma’s new recombinant single chain products. The company is committed to ensuring we maximize the worldwide value of these important new drugs for its shareholders.

•	Increased scientific staff with several new, very experienced and capable scientists, including a new assay specialist, who are focused on accelerating the development of the appendicitis blood test.

“We are on an aggressive product development course with our lead drugs and two diagnostic tests,” notes Richard Donnelly, president and CEO of AspenBio Pharma. “In the past 90 days we have advanced development of each of our prioritized products, and we expect to deliver several important events and milestones for the company in the upcoming quarters. We are able to effectively develop our diverse group of products thru the expanded scientific staff and the use of consultants and independent high quality researchers.”

While the company’s main research and development products are only now beginning to emerge from the developmental stage, it has historically generated a modest amount of revenues from the sale of human purified proteins, or “antigens,” used for diagnostic applications by major diagnostic companies and other research organizations. In the first quarter of 2006, the company reported the initial sale and distribution of a new analog product for animal reproduction, the first of a planned diversified line of recombinant single-chain gonadotropin (hormone) drugs for livestock and other animals. Due to the seasonality associated with the new analog, the second quarter sales were comprised almost entirely of human antigens.

Sales for second quarter totaled $112,000, a 64% decrease from the same period in 2005. The decrease in sales is primarily attributable to the timing of existing customer order placement. It is not unusual for customer orders to vary by quarter depending upon the customer sales and production needs.

Research and development expenses in the second quarter totaled $301,000, a 178% increase versus the same year-ago period. The change is due primarily to increased direct costs for product development, primarily being incurred for outsourced contract consulting and development services, and an increase in additional scientific personnel costs. This increase in R&D contributed to a net loss for the second quarter totaling $750,400 or ($0.04) per basic and diluted share. This compares to a net loss of $391,000 or ($0.03) per basic and diluted share in same quarter in 2005. Net cash of $1.4 million was consumed in operations in the 2006 year to date period with inflows from financing activities generating $2.3 million during the year to date period, resulting in $2.8 million of cash and cash equivalents remaining as of June 30, 2006.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and others that have large worldwide market potential. The company was formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. The company has created an early pregnancy “open cow” diagnostic for dairy cows that is currently in late-stage development. AspenBio Pharma is also working on a blood test to assist in the diagnosis of appendicitis in humans. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, obtain additional funding as and if needed, adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, and realization of intangible assets. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
949-574-3860

AspenBio Pharma, Inc.
Periods Ended June 30, (Unaudited)

Condensed Statements of Operations

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	2006	2005	2006	2005
Sales	$112	$307	$348	$458
Gross profit	55	120	178	167

Other revenue - fee	—	—	50	—
Operating Expenses:
Selling, general and administrative
(includes non cash compensation of
$135; $32; $189 and $85)	466	286	936	567
Research and development	301	169	612	301

Operating loss	(712)	(334)	(1,320)	(700)

Interest income (expense):
Interest expense	(62)	(57)	(125)	(120)
Interest income	24	—	43	—

Net loss	$(750)	$(391)	$(1,401)	$(820)

Basic and diluted loss per share	$(.04)	$(.03)	$(.08)	$(.06)

Basic and diluted weighted
average shares outstanding	17,517	14,092	16,806	12,910

The notes to the unaudited condensed financial statements available in the company's quarterly statement for the period ended June 30, 2006 as filed with the Securities and Exchange Commission, are an integral part of these statements.

AspenBio Pharma, Inc.
(Unaudited)

Condensed Balance Sheet
(In thousands)

June 30, 2006
ASSETS
Cash	$2,793
Other current assets	716
Property and equipment, net	3,350
Other assets, primarily intangibles	1,024

Total assets	$7,882

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$515
Long-term debt, net	3,692
Deferred revenue	200

Total liabilities	4,207

Stockholders' equity	3,675

Total liabilities and stockholders' equity	$7,882

The notes to the unaudited condensed financial statements available in the company's quarterly statement for the period ended June 30, 2006 as filed with the Securities and Exchange Commission, are an integral part of these statements.

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